Exhibit 99.1

EQT Reports First Quarter 2013 Earnings

Year-over-year production sales volume growth 47%; Marcellus sales volume growth 103%

PITTSBURGH--(BUSINESS WIRE)--April 25, 2013--EQT Corporation (NYSE: EQT) today announced first quarter 2013 earnings of $100.3 million, or $0.66 per diluted share; compared to first quarter 2012 earnings of $72.0 million, or $0.48 per diluted share. Operating cash flow was $304.4 million, compared to first quarter 2012 operating cash flow of $227.8 million, and adjusted cash flow per share was $2.01 in the first quarter 2013, compared to $1.52 in the first quarter 2012. The non-GAAP financial measures are detailed and reconciled in the Non-GAAP Disclosures section below.

Highlights for the first quarter 2013 vs. first quarter 2012 include:

  Production sales volumes were 47% higher
  Marcellus production sales volumes were 103% higher
  Production LOE per Mcfe were 20% lower
  Production SG&A per Mcfe were 26% lower
  Midstream gathered volumes were 42% higher
  Midstream per unit gathering and compression expenses were 32% lower

Additional Highlights:

  Initiating 2014 production sales volume guidance of a minimum 445 Bcfe
  Increasing 2013 production sales volume guidance to between 340 and 350 Bcfe
  Increasing 2013 midstream EBITDA guidance to between $350 and $355 million

EQT’s first quarter 2013 operating income was $198.6 million, a 31% increase from the same quarter in 2012. Earnings per share and adjusted cash flow per share were higher due to increased production sales, increased gathered volumes and transmission throughput, and higher sales at distribution, which were partially offset by lower realized commodity prices. Net operating revenues increased $92.2 million, or 25%, to $458.1 million in the quarter; while net operating expenses rose by $45.7 million, or 21%, to $259.5 million.

RESULTS BY BUSINESS

EQT Production

With a focus on drilling in the Marcellus Shale, EQT Production achieved sales volumes of 79.4 Bcfe in the first quarter 2013, a 47% increase over the first quarter 2012. Sales volumes from the Marcellus averaged 606 MMcfe per day for the first quarter 2013, up from 295 MMcfe per day in the first quarter 2012. Natural gas liquids (NGL) volumes totaled 1,194 Mbbls, a 52% increase over the same period last year. Sales volumes for 2013 are now projected to be between 340 and 350 Bcfe, approximately 33% higher than in 2012; while 2013 NGL volumes are projected to be between 4,500 and 4,700 Mbbls.

Operating income for the first quarter of 2013 was $74.1 million, compared to $59.0 million in the same period last year – while net operating revenues for the quarter were $250.5 million, 28% higher than the first quarter 2012. The revenue growth was due to a 47% increase in sales volumes, which was partially offset by a lower average realized price. The average effective sales price to EQT was 12% lower than last year at $4.27 per Mcfe, with $3.14 per Mcfe allocated to EQT Production; and $1.13 per Mcfe allocated to EQT Midstream. During the quarter, the average NYMEX natural gas price was 22% higher than last year; however, this increase was more than offset by a smaller hedge gain and lower NGL prices.

Operating expenses for EQT Production for the first quarter 2013 were $176.4 million, $40.1 million higher than the same quarter last year. Depreciation, depletion and amortization expenses (DD&A) were $38.3 million higher, primarily due to an increase in produced volumes. Consistent with the sales volume growth, lease operating expenses (LOE) were $2.1 million higher; production taxes were $2.0 million higher, excluding a $6.2 million Pennsylvania impact fee recorded in the first quarter of 2012 for wells drilled prior to 2012; and selling, general and administrative expenses (SG&A) were $1.9 million higher. Per unit SG&A decreased 26% to $0.29 per Mcfe and per unit LOE decreased 20% to $0.16 per Mcfe, as volume growth dramatically outpaced higher costs.

With plans for 153 Marcellus wells in 2013, EQT drilled (spud) 33 gross wells in the Marcellus during the first quarter, with an average length of pay of 4,898 feet. EQT also drilled two Utica wells and six Upper Devonian wells in the quarter.

EQT Midstream

EQT Midstream’s first quarter 2013 operating income was $74.2 million; $18.1 million higher than the first quarter of 2012. Net gathering revenues increased 18% to $81.8 million, primarily due to a 42% increase in gathered volumes; however, at lower average gathering rates. Net transmission revenues totaled $37.3 million, a 63% increase over this quarter last year, primarily due to sales of new capacity associated with the Sunrise and Marcellus expansion projects, as well as higher volumes. Net storage, marketing and other revenues totaled $9.8 million, which was a $5.2 million decrease over last year, due to lower margins and reduced activity resulting from lower seasonal price spreads. Operating expenses for the quarter were $54.7 million, $3.7 million higher than the same quarter last year, primarily due to increased DD&A, which is consistent with the growth of the business. Per unit gathering and compression expense decreased by 32%.

The Company is increasing its projected 2013 midstream earnings before interest, taxes, depreciation, and amortization (EBITDA) guidance from $335 million to between $350 and $355 million.

Distribution

Distribution’s first quarter 2013 operating income totaled $52.3 million, compared to $36.8 million for the same period in 2012. Total net operating revenues for the first quarter 2013 were $78.7 million; $15.3 million higher than the first quarter 2012, which was primarily attributed to $11.9 million from increased usage due to a colder winter season and $5.0 million from adjustments due to the completion of the purchased gas cost audit related to prior years. Operating expenses were $26.4 million, essentially unchanged.

OTHER BUSINESS

EQT Midstream Partners, LP

EQT has a 57.4% limited partner interest and a 2% general partner interest in EQT Midstream Partners, LP, whose results are consolidated in EQT’s results. For the first quarter 2013, EQT Corporation recorded $9.0 million, or $0.06 of earnings per diluted share, attributable to non-controlling interests. EQT Midstream Partners’ results were released today and are available at www.eqtmidstreampartners.com.

Utility Sale

On December 20, 2012, the Company announced that it has entered into a definitive agreement for the transfer of its natural gas distribution segment, Equitable Gas Company, to Peoples Natural Gas, subject to receipt of regulatory approvals. The Company recorded a $2.1 million unallocated SG&A expense in the first quarter of 2013 related to the transaction.

The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act for the pending transaction expired on April 22, 2013, without a request for additional information. This expiration indicates that the Federal Trade Commission has not objected to the transaction and that the parties may proceed. EQT has also submitted filings with the Pennsylvania Public Utility Commission, West Virginia Public Service Commission, and the Federal Energy Regulatory Commission; and will soon file with the Kentucky Public Service Commission – each must approve the transaction as part of the regulatory process. The Company expects to receive all necessary approvals by year end.

Hedging

Since the end of 2012, the Company added to its hedge position for 2013 through 2015. As of April 24, 2013, the Company has hedged approximately 60% of its expected production sales volumes for the remainder of 2013 and approximately 30% for 2014. The Company’s total natural gas hedge positions for April 2013 through December 2015 production are:

	2013**	2014	2015
Fixed Price
Total Volume (Bcf)	142	110	69
Average Price per Mcf (NYMEX)*	$4.55	$4.48	$4.59

Collars
Total Volume (Bcf)	19	24	23
Average Floor Price per Mcf (NYMEX)*	$4.95	$5.05	$5.03
Average Cap Price per Mcf (NYMEX)*	$9.09	$8.85	$8.97
* The average price is based on a conversion rate of 1.05 MMBtu/Mcf
** April through December

Operating Income

The Company reports operating income by segment in this press release. Interest, income taxes and unallocated income/(expense) are controlled on a consolidated, corporate-wide basis and are not allocated to the segments. The Company’s management reviews and reports segment results for operating revenues and purchased gas costs, net of third-party transportation costs.

The following table reconciles operating income by segment, as reported in this press release, to the consolidated operating income reported in the Company’s financial statements:

	Three Months Ended
	March 31,
	2013	2012
Operating income (thousands):
EQT Production	$74,097	$59,038
EQT Midstream	74,214	56,136
Distribution	52,276	36,770
Unallocated income/(expense)	(1,952)	242
Operating income	$198,635	$152,186

For the first quarter 2013, unallocated expense is primarily due to the Equitable Gas transaction.

Marcellus Horizontal Well Status (cumulatively since inception)

	As of 3/31/13	As of 12/31/12	As of 9/30/12	As of 6/30/12	As of 3/31/12
Wells spud	404	371	344	317	279
Wells online	276	258	229	211	183
Wells complete, not online	30	17	27	21	20
Frac stages (spud wells)*	8,327	7,230	6,331	5,352	4,676
Frac stages online	4,788	4,366	3,545	3,188	2,726
Frac stages complete, not online	925	462	622	391	320

*Includes planned stages for spud wells that have not yet been hydraulically fractured.

NON-GAAP DISCLOSURES

Adjusted Operating Income, Adjusted Net Income and Adjusted Earnings Per Diluted Share

Adjusted operating income, adjusted net income and adjusted earnings per diluted share are non-GAAP financial measures that are presented because they are important measures used by management to evaluate period-to-period comparisons of earnings trends. Adjusted operating income, adjusted net income and adjusted earnings per diluted share should not be considered in isolation or as a substitute for the most comparable GAAP financial measures of operating income, net income or earnings per diluted share.

The table below reconciles adjusted operating income with operating income, as derived from the statements of consolidated income to be included in the Company’s Form 10-Q for the quarter ended March 31, 2013.

Reconciliation of Adjusted Operating Income:

	Three Months Ended
	March 31,
	2013	2012
Operating income as reported	$198,635	$152,186
(Deduct) / add back:
Resale of unused transmission capacity	3,728	(6,731)
Purchased gas cost audit adjustment	(4,992)	−
PA impact fee (retroactive portion)	−	6,178
Adjusted operating income	$197,371	$151,633

The table below reconciles adjusted net income and adjusted earnings per diluted share with net income and earnings per diluted share, as derived from the statement of consolidated income to be included in the Company’s Form 10-Q for the quarter ended March 31, 2013.

Reconciliation of Adjusted Net Income and Adjusted Earnings Per Diluted Share:

	Three Months Ended
	March 31,
	2013	2012
Net income attributable to EQT, as reported	$100,255	$72,035
(Deduct) / add back:
Resale of unused transmission capacity	3,728	(6,731)
Purchased gas cost audit adjustment	(4,992)	−
PA Impact fee (retroactive portion)	−	6,178
Tax impact at 33.0% for 2013, and 38.3% for 2012	417	212
Adjusted net income	$99,408	$71,694
Diluted weighted average common shares outstanding	150,949	150,216
Diluted EPS, as adjusted	$0.66	$0.48

Operating Cash Flow:

Operating cash flow is a non-GAAP financial measure that is presented as an accepted indicator of oil and gas exploration and production companies’ ability to internally fund exploration and development activities and to service or incur additional debt. EQT has also included this information because management believes that changes in operating assets and liabilities relate to the timing of cash receipts and disbursements that the Company may not control, and therefore, may not relate to the timing of cash receipts and disbursements, and therefore, may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for the most comparable GAAP financial measures of net cash provided by operating activities. The table below reconciles operating cash flow with net cash provided by operating activities, as derived from the statement of cash flows to be included in the EQT’s quarterly report on Form 10-Q for the quarter ended March 31, 2013.

	Three Months Ended
	March 31,
(thousands)	2013	2012
Net income	$109,281	$72,035
Add back (deduct):
Deferred income taxes	34,347	39,363
Depreciation, depletion, and amortization	149,116	107,525
Other items, net	11,620	8,837
Operating cash flow	$304,364	$227,760

Add back (deduct):
Changes in other assets and liabilities	$876	$(5,636)
Net cash provided by operating activities	$305,240	$222,124

Adjusted Cash Flow Per Share

Adjusted cash flow per share is a non-GAAP financial measure that is presented because it is a capital efficiency metric used by investors and analysts to evaluate oil and gas companies. Adjusted cash flow per share should not be considered in isolation or as a substitute for net cash provided by operating activities or net income per share or as a measure of liquidity.

The table below provides the calculation for adjusted cash flow per share, as derived from the financial statements to be included in EQT’s Form 10-Q for the quarter ended March 31, 2013.

	Three Months Ended
	March 31,
(thousands)	2013	2012
Operating cash flow (a non-GAAP measure reconciled above)	$304,364	$227,760
Add back:
Exploration expense (cash)	750	1,136
Resale of unused transmission capacity	3,728	(6,731)
Purchased gas cost audit adjustment	(4,992)	−
PA Impact fee (retroactive portion)	−	6,178
Adjusted operating cash flow and exploration expense	$303,850	$228,343

Diluted weighted average common shares outstanding	150,949	150,216
Adjusted cash flow per share	$2.01	$1.52

Net Operating Revenues and Net Operating Expenses

Net operating revenues and net operating expenses are non-GAAP financial measures that exclude purchased gas costs, but are presented because they are important analytical measures used by management to evaluate period-to-period comparisons of revenue and operating expenses. Purchased gas cost is typically excluded by management in such analysis because, although subject to commodity price volatility, purchased gas cost is mostly passed on to customers and does not have a significant impact on EQT’s earnings. Net operating revenues and net operating expenses should not be considered in isolation or as a substitute for the most comparable GAAP financial measures of operating revenues or total operating expenses. The table below reconciles net operating revenues to operating revenues and net operating expenses to total operating expenses for the three months ended March 31, 2013 and 2012:

	Three Months Ended
	March 31,
(thousands)	2013	2012
Net operating revenues	$458,091	$365,894
Plus: purchased gas cost	100,569	84,066
Operating revenues	$558,660	$449,960

Net operating expenses	$259,456	$213,708
Plus: purchased gas cost	100,569	84,066
Total operating expenses	$360,025	$297,774

Q1 2013 Webcast Information

The Company's conference call with securities analysts, which begins at 10:30 a.m. ET today, will be broadcast live via the Company's web site at http://www.eqt.com, and on the investor information page of the Company’s web site at http://ir.eqt.com, with a replay available for seven days following the call.

EQT Midstream Partners, LP, for which EQT Corporation is the general partner and majority equity owner, will host a conference call with security analysts today, beginning at 11:30 a.m. ET. The call will be broadcast live via http://www.eqtmidstreampartners.com, with a replay available for seven days following the call.

About EQT Corporation:

EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, transmission, and distribution. EQT is the general partner and majority equity owner of EQT Midstream Partners, LP. With more than 120 years of experience, EQT is a technology-driven leader in the integration of air and horizontal drilling. Through safe and responsible operations, the Company is committed to meeting the country’s growing demand for clean-burning energy, while continuing to provide a rewarding workplace and enrich the communities where its employees live and work. Company shares are traded on the New York Stock Exchange as EQT.

Visit EQT Corporation on the Internet at www.EQT.com.

EQT Management speaks to investors from time to time. Slides for these discussions will be available online via the Company’s investor relations website at http://ir.eqt.com. The slides may be updated periodically.

Cautionary Statements

The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We use certain terms, such as “EUR” (estimated ultimate recovery), that the SEC’s guidelines prohibit us from including in filings with the SEC. This measure is by its nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly is less certain.

Total sales volumes per day (or daily production) is an operational estimate of the daily production or sales volume on a typical day (excluding curtailments).

EQT is unable to provide a reconciliation of its projected operating cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with generally accepted accounting principles (GAAP), because of uncertainties associated with projecting future net income and changes in assets and liabilities. Similarly, EQT is unable to provide a reconciliation of projected EBITDA to projected net income, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items.

EBITDA is defined as earnings before interest, taxes, depreciation, and amortization and is not a financial measure calculated in accordance with GAAP. EBITDA is a non-GAAP supplemental financial measure that EQT management and external users of EQT’s financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess: (i) EQT’s performance versus prior periods; (ii) EQT’s operating performance as compared to other companies in its industry; (iii) the ability of EQT’s assets to generate sufficient cash flow to make distributions to its investors; (iv) EQT’s ability to incur and service debt and fund capital expenditures; and (v) the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Disclosures in this press release contain certain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT and its subsidiaries, including guidance regarding EQT’s strategy to develop its Marcellus and other reserves; drilling plans and programs (including the number, type, feet of pay and location of wells to be drilled, the conversion of drilling rigs to utilize natural gas and the availability of capital to complete these plans and programs); natural gas prices; total resource potential, reserves, EUR, expected decline curve, reserve replacement ratio and production and sales volumes and growth rates; F&D costs, operating costs, unit costs, well costs and gathering and transmission revenue deductions to EQT Midstream; gathering and transmission volumes and growth rates; infrastructure programs (including the timing, cost and capacity of the transmission and gathering expansion projects); technology (including drilling techniques); projected midstream EBITDA; monetization transactions, including midstream asset sales (dropdowns) to the Partnership and other asset sales and joint ventures or other transactions involving EQT’s assets; the proposed transfer of Equitable Gas Company to PNG Companies LLC; the timing of receipt of required approvals for the proposed Equitable Gas Company transaction; guidance regarding the expected form and amount of midstream assets to be exchanged in the Equitable Gas Company transaction; the expected EBITDA to be generated from the midstream assets and commercial arrangements transferred by or entered into with Peoples Natural Gas or its affiliates; uses of capital provided by the Equitable Gas Company transaction; internal rate of return (IRR); capital expenditures, including funding sources and availability; financing requirements and availability; projected operating revenues and cash flows; hedging strategy; the effects of government regulation and pending and future litigation; the annual dividend rate; and tax position. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. EQT has based these forward-looking statements on current expectations and assumptions about future events. While EQT considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond EQT’s control. With respect to the proposed Equitable Gas Company transaction, these risks and uncertainties include, among others, the ability to obtain regulatory approvals for the transaction on the proposed terms and schedule; disruption to EQT’s business, including customer, employee and supplier relationships resulting from the transaction; and risks that the conditions to closing may not be satisfied. The risks and uncertainties that may affect the operations, performance and results of EQT’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of EQT’s Form 10-K for the year ended December 31, 2012, as updated by any subsequent Form 10-Qs.

Any forward-looking statement speaks only as of the date on which such statement is made and EQT does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)
(Thousands, except per share amounts)

	Three Months Ended
	March 31,
	2013	2012
Operating revenues	$558,660	$449,960

Operating expenses:
Purchased gas costs	100,569	84,066
Operation and maintenance	33,223	34,390
Production	24,889	27,023
Exploration	3,730	1,828
Selling, general and administrative	48,498	42,942
Depreciation, depletion and amortization	149,116	107,525
Total operating expenses	360,025	297,774
Operating income	198,635	152,186
Other income	2,330	5,791
Interest expense	37,752	41,252

Income before income taxes	163,213	116,725
Income taxes	53,932	44,690
Net income	$109,281	$72,035
Less: Net income attributable to noncontrolling interests	9,026	−
Net Income attributable to EQT Corporation	$100,255	$72,035
Earnings per share of common stock attributable to EQT Corporation
Basic:
Weighted average common shares outstanding	150,327	149,494
Net income	$0.67	$0.48
Diluted:
Weighted average common shares outstanding	150,949	150,216
Net income	$0.66	$0.48

EQT Corporation
Price Reconciliation
	Three Months Ended
	March 31,
in thousands (unless noted)	2013	2012
LIQUIDS
NGLs:
Sales Volume (MMcfe) (a)	4,370	2,969
Sales Volume (Mbbls)	1,194	787
Gross Price ($/Mbbls)	$43.07	$55.83
Gross NGL Revenue	$51,423	$43,939
BTU Premium (Ethane sold as natural gas):
Sales Volume (MMbtu)	6,417	4,645
Price ($/MMbtu)	$3.34	$2.74
BTU Premium Revenue	$21,406	$12,708
Oil:
Sales Volume (MMcfe) (a)	368	327
Sales Volume (Mbbls)	61	54
Net Price ($/Mbbls)	$81.74	$85.32
Net Oil Revenue	$4,986	$4,607

Total Liquids Revenue	$77,815	$61,254
GAS
Sales Volume (MMcf)	74,654	50,773
NYMEX Price ($/Mcf)	$3.34	$2.74
Gas Revenues	$249,021	$138,916
Basis	(193)	(118)
Gross Gas Revenue (unhedged)	$248,828	$138,798

Total Gross Gas & Liquids Revenue (unhedged)	$326,643	$200,052
Hedge impact	43,498	76,747
Total Gross Gas & Liquid Revenue	$370,141	$276,799
Total Sales Volume (MMcfe)	79,392	54,070
Average hedge adjusted price ($/Mcfe)	$4.66	$5.12

Midstream Revenue Deductions ($/Mcfe)
Gathering to EQT Midstream	(0.90)	(1.08)
Transmission to EQT Midstream	(0.23)	(0.17)
Third-party gathering and transmission (b)	(0.27)	(0.17)
Third-party processing	(0.12)	(0.11)
Total midstream revenue deductions	(1.52)	(1.53)
Average effective sales price to EQT Production	$3.14	$3.59

EQT Revenue ($/Mcfe)
Revenues to EQT Midstream	$1.13	$1.25
Revenues to EQT Production	3.14	3.59
Average effective sales price to EQT Corporation	$4.27	$4.84

(a)

NGLs were converted to Mcfe at the rates of 3.66 Mcfe per barrel and 3.77 Mcfe per barrel based on the liquids content for the three months ended March 31, 2013 and 2012, respectively. Crude oil was converted to Mcfe at the rate of six Mcfe per barrel for all periods.

(b)

Due to the sale of unused capacity on the El Paso 300 line that was not under long-term resale agreements at prices below the capacity charge, third-party gathering and transmission rates increased by $0.05 per Mcfe for the three months ended March 31, 2013. In 2012, the unused capacity on the El Paso 300 line not under long-term resale agreements was sold at prices above the capacity charge, decreasing third-party gathering and transmission rates by $0.12 per Mcfe for the three months ended March 31, 2012.

UNIT EXPENSES	Three Months Ended
	March 31,
	2013	2012
Production segment expenses: ($/Mcfe)
Lease operating	$0.16	$0.20
Production taxes (a)	0.15	0.18
Selling, general and administrative	0.29	0.39
	$0.60	$0.77
Midstream segment expenses: ($/Mcfe)
Gathering and transmission	$0.25	$0.37
Selling, general and administrative	0.15	0.19
	$0.40	$0.56
Total ($/Mcfe)	$1.00	$1.33

(a)	Excludes for the three months ended March 31, 2012 the retroactive Pennsylvania Impact Fee of $0.11 per Mcfe for Marcellus wells spud prior to 2012.

EQT PRODUCTION
RESULTS OF OPERATIONS
	Three Months Ended
	March 31,
	2013	2012
OPERATIONAL DATA
Sales volume detail (MMcfe):
Horizontal Marcellus Play (a)	54,515	26,842
Horizontal Huron Play	8,031	9,666
CBM Play	3,116	3,298
Other (vertical non-CBM)	13,730	14,264
Total production sales volumes	79,392	54,070

Average daily sales volumes (MMcfe/d)	882	594

Average effective sales price ($/Mcfe)	$3.14	$3.59

Lease operating expenses, excluding production taxes ($/Mcfe)	$0.16	$0.20
Production taxes ($/Mcfe) (b)	$0.15	$0.18
Production depletion ($/Mcfe)	$1.54	$1.56

Depreciation, depletion and amortization (DD&A) (thousands):
Production depletion	$122,491	$84,526
Other DD&A	2,418	2,041
Total DD&A	$124,909	$86,567

Capital expenditures (thousands)	$246,946	$183,685

FINANCIAL DATA (thousands)

Total net operating revenues	$250,511	$195,396

Operating expenses:
Lease operating	13,039	10,936
Production taxes (b)	11,851	16,087
Exploration	3,730	1,828
Selling, general and & administrative	22,885	20,940
DD&A	124,909	86,567
Total operating expenses	176,414	136,358
Operating income	$74,097	$59,038

(a)	Includes Upper Devonian and Utica volumes.
(b)	Production taxes include severance and production-related ad valorem and other property taxes. Production taxes also include the Pennsylvania impact fee of $2.9 million for the three months ended March 31, 2013 compared to $8.2 million for the three months ended March 31, 2012, of which $6.2 million represents the retroactive fee for pre-2012 Marcellus wells. The production taxes unit rate for the three months ended March 31, 2012 excludes the impact of the $6.2 million accrual for pre-2012 Marcellus wells.

EQT MIDSTREAM
RESULTS OF OPERATIONS
	Three Months Ended
	March 31,
	2013	2012
OPERATIONAL DATA
Gathered volumes (BBtu)	101,231	71,166
Average gathering fee ($/MMBtu)	$0.81	$0.97
Gathering and compression expense ($/MMBtu)	$0.19	$0.28
Transmission pipeline throughput (BBtu)	80,971	42,075

Net operating revenues (thousands):
Gathering	$81,814	$69,253
Transmission	37,307	22,941
Storage, marketing and other	9,759	14,923
Total net operating revenues	$128,880	$107,117

Unrealized (losses) gains on derivatives and inventory (thousands) (a)	$1,674	$(5,447)

Capital expenditures (thousands)	$51,358	$79,638

FINANCIAL DATA (thousands)

Total operating revenues	$146,688	$122,048
Purchased gas costs	17,808	14,931
Total net operating revenues	128,880	107,117

Operating expenses:
Operating and maintenance	22,673	24,104
Selling, general and & administrative	13,774	12,169
Depreciation, depletion and amortization	18,219	14,708
Total operating expenses	54,666	50,981
Operating income	$74,214	$56,136

(a)	Included within storage, marketing and other net operating revenues.

DISTRIBUTION
RESULTS OF OPERATIONS
	Three Months Ended
	March 31,
	2013	2012
OPERATIONAL DATA
Heating degree days (30 year average: 2,870)	2,904	2,232

Residential sales and transportation volumes (MMcf)	11,652	9,055
Commercial and industrial volumes (MMcf)	10,041	9,359
Total throughput (MMcf)	21,693	18,414

Net operating revenues (thousands):
Residential	$54,067	$40,660
Commercial and industrial	19,706	17,023
Off-system and energy services	4,938	5,708
Total net operating revenues	$78,711	$63,391

Capital expenditures (thousands)	$5,605	$5,463

FINANCIAL DATA (thousands)

Total operating revenues	$153,818	$135,421
Purchased gas costs	75,107	72,030
Total net operating revenues	78,711	63,391

Operating expenses:
Operating and maintenance	10,035	10,213
Selling, general and & administrative	10,352	10,165
Depreciation, depletion and amortization	6,048	6,243
Total operating expenses	26,435	26,621
Operating income	$52,276	$36,770

CONTACT:
EQT Corporation
Analyst inquiries please contact:
Patrick Kane – Chief Investor Relations Officer, 412-553-7833
pkane@eqt.com
or
Nate Tetlow – Manager, Investor Relations, 412-553-5834
ntetlow@eqt.com
or
Media inquiries please contact:
Natalie Cox – Corporate Director, Communications, 412-395-3941
ncox@eqt.com